Exhibit 10.1

THE NORTH AMERICAN COAL CORPORATION
LONG-TERM INCENTIVE COMPENSATION PLAN
(Effective January 1, 2016)

1.	Effective Date
Subject to Section 15, the effective date of The North American Coal Corporation Long-Term Incentive Compensation Plan (the “Plan”) is January 1, 2016.

2.	Purpose of the Plan
The purpose of this Plan is to further the long-term profits and growth of The North American Coal Corporation. (the “Company”) by enabling the Employers to attract and retain key management employees by offering long-term incentive compensation to those key management employees who will be in a position to make significant contributions to such profits and growth. This incentive is in addition to all other compensation.

3.	Application of Code Section 409A
It is intended that the compensation arrangements under the Plan be in full compliance with the requirements of Code Section 409A. The Plan shall be interpreted and administered in a manner to give effect to such intent. Notwithstanding the foregoing, the Employers do not guarantee any particular tax result to Participants or Beneficiaries with respect to any amounts deferred or any payments provided hereunder, including tax treatment under Code Section 409A.

4.	Definitions
(a)“Account” shall mean the record maintained by the Employer in accordance with Section 7 to reflect the Participants’ Awards under the Plan (plus interest thereon). The Account shall be further sub-divided into various Sub-Accounts as described in Section 8.
(b)“Award” shall mean the cash awards granted to a Participant under this Plan for the Award Terms.
(c)“Award Term” shall mean the period of one or more years on which an Award is based, as established by the Committee and specified in the Guidelines. Any Award Term(s) applicable to a Qualified Performance-Based Award shall be established by the Committee not later than 90 days after the commencement of the Award Term on which such Qualified Performance-Based Award will be based and prior to the completion of 25% of such Award Term.
(d)“Beneficiary” shall mean the person(s) designated in writing (on a form acceptable to the Committee) to receive the payment of all amounts hereunder in the event of the death of a Participant. In the absence of such a designation and at any time when there is no existing Beneficiary hereunder, a Participant’s Beneficiary shall be his surviving legal spouse or, if none, his estate.
(e)“Change in Control” shall mean the occurrence of an event described in Appendix 1 hereto.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)“Committee” shall mean the Compensation Committee of the Board of Directors of the Company, any other committee appointed by such Board of Directors, or any sub-committee appointed by the Compensation Committee to administer this Plan in accordance with Section 5; provided that such committee or sub-committee consists of not less than two directors of the Company and so long as each such member of the committee or sub-committee is an “outside director” for purposes of Code Section 162(m).
(h)“Covered Employee” shall mean any Participant who is a “covered employee” for purposes of Code Section 162(m) or any Participant who the Committee determines in its sole discretion is likely to become such a covered employee.
(i)“Disability” or “Disabled.” A Participant shall be deemed to have a “Disability” or be “Disabled” if the Participant is determined to be totally disabled by the Social Security Administration or if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an Employer-sponsored accident and health plan.
(j)“Employers” shall mean the Company and the Subsidiaries.
(k)“Final Payout Percentage.” For each Plan Year, the Final Payout Percentage shall mean the percentage of the Target Payout that is paid out under this Plan, as determined by the Committee, in its sole discretion.
(l)“Grant Date” shall mean the effective date of an Award, which is the January 1st following the end of the Award Term.
(m)“Guidelines” shall mean the guidelines that are approved by the Committee within the first 90 days of each Award Term for the administration of the Awards granted under the Plan. To the extent that there is any inconsistency between the Guidelines and the Plan on matters other than the time and form of payment of the Awards, the Guidelines shall control. If there is any inconsistency between the Guidelines and the Plan regarding the time and form of payment of the Awards, the Plan shall control.
(n)“Hay Salary Grade” shall mean the salary grade or Salary Points assigned to a Participant by the Employers pursuant to the Hay Salary System, or any successor salary system subsequently adopted by the Employers; provided, however, that for purposes of determining Target Awards for U.S. Participants, the midpoint of the national salary ranges (unadjusted for geographic location) shall be used.
(o)“Key Employee.” A Participant shall be classified as a Key Employee if he meets the following requirements:

•
The Participant, with respect to the Participant’s relationship with the Employers and their affiliates, met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to Section 416(i)(5) thereof) and the Treasury Regulations issued thereunder at any time during the 12-month period ending on the most recent Identification Date (defined below) and his Termination of Employment occurs during the 12-month period beginning on the most recent Effective Date (defined below). When applying the provisions of Code Sections 416(i)(1)(A)(i), (ii) or (iii) for this purpose:

(i) the definition of “compensation” (A) shall be as defined in Treasury Regulation Section 1.415(c)-2(d)(4) (i.e., the wages and other compensation for which the Employer is required to furnish the Employee with a Form W-2 under Code Sections 6041, 6051 and 6052, plus amounts deferred at the election of the Employee under Code Sections 125, 132(f)(4) or 401(k)) and (B) shall apply the rule of Treasury Regulation Section 1.415(c)-2(g)(5)(ii) which excludes compensation of non-resident alien employees and (ii) the number of officers described in Code Section 416(i)(1)(A)(i) shall be 60 instead of 50.

•
The Identification Date for Key Employees is each December 31st and the Effective Date is the following April 1st. As such, any Employee who is classified as a Key Employee as of December 31st of a particular Plan Year shall maintain such classification for the 12-month period commencing on the following April 1st.

•
Notwithstanding the foregoing, a Participant shall not be classified as a Key Employee unless the stock of NACCO Industries, Inc. (or a related entity) is publicly traded on an established securities market or otherwise on the date of the Participant’s Termination of Employment.

(p)“Maturity Date” shall mean the date established under Section 10(a)(i) of the Plan.
(q)“Non-U.S. Participant” shall mean a Participant who is classified by the Committee as a non-resident alien with no U.S.-earned income. Such classification shall be determined as of the date on which the Committee approves a Target Award for a Participant for a particular Award Term. Once a Participant is classified by the Committee as a Non-U.S. Participant with respect to a particular Award, such classification shall continue in effect until the Sub-Account holding such Award is paid, regardless of any subsequent change in classification.
(r)“Participant” shall mean any person who meets the eligibility criteria set forth in Section 6 and who is granted an Award under the Plan or a person who maintains an Account balance hereunder.
(s)“Performance Objectives” shall mean the performance objectives established pursuant to the Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or any Subsidiary, division, business unit, department or function of the Company. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Any Performance Objectives applicable to a Qualified Performance-Based Award shall be based on one or more, or a combination, of the following criteria, or the attainment of specified levels of growth or improvement in one or more of the following criteria: return on equity, return on total capital employed, diluted earnings per share, total earnings, earnings growth, return on capital, return on assets, return on sales, safety, compliance with regulatory/environmental requirements, tons of coal or other minerals, yards of limerock or other aggregates severed or delivered, earnings before interest and taxes, revenue, revenue growth, margin, return on investment, increase in the fair market value of shares, share price (including, but not limited to, growth measures and total stockholder return), profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), inventory turns, financial return ratios, market share, earnings measures/ratios, economic value added, balance sheet measurements (such as receivable turnover), internal rate of return, customer satisfaction surveys or productivity, net income, operating profit or increase in operating profit, market share, increase in market share, sales value increase over time, economic value income, economic value increase over time, expected value of new projects or extensions of new or existing projects, development of new or existing projects, adjusted standard margin or net sales.

(t)“Plan Year” shall mean the calendar year.
(u)“Qualified Performance-Based Award” shall mean any Award or portion of an Award granted to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m).
(v)“Retirement” or “Retire” shall mean a termination of employment that entitles the Participant to immediate commencement of his pension benefits under any of the qualified defined benefit pension plans sponsored by the Company or one of its Subsidiaries or, for Participants who are not members of such a Plan, a termination of employment with the Employers after the Participant has reached age 55 and completed at least 10 years of service with the Company or a member of the Company’s controlled group (as defined in Code Section 414) .
(w)“Salary Points” means the salary points assigned to a Participant by the Committee for the applicable Award Term pursuant to the Hay salary point system, or any successor salary point system adopted by the Committee.
(x)“Subsidiary” shall mean any corporation, partnership or other entity, the majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company.
(y)“Target Award” shall mean a dollar amount calculated by multiplying (i) the designated salary midpoint that corresponds to a Participant’s Hay Salary Grade by (ii) the long-term incentive compensation target percent for that Hay Salary Grade for the applicable Award Term, as determined by the Committee. The Target Award is the Award that would be paid to a Participant under the Plan if each Performance Objective is met at exactly target.
(z)“Target Payout.” For each Plan Year, the Target Payout shall mean the total amount that would be paid out under the Plan if each Performance Objective is met exactly at target level, as determined by the Committee, in its sole discretion.
(aa)“Termination of Employment” shall mean, with respect to any Participant’s relationship with the Company and its affiliates, a separation from service as defined in Code Section 409A (and the regulations and guidance issued thereunder).
(ab) “True-Up Interest Rate.” The True-Up Interest Rate shall mean the interest rate determined under an annual “True-Up Interest Rate Table” and related interpolation chart that is adopted and approved by the Committee within the first 90 days of each Plan Year and is based on the Final Payout Percentage of the Plan (or a portion thereof) for such Plan Year.
(ac)“U.S. Participant” shall mean, with respect to any Award, any Participant who is not a Non-U.S. Participant.

5.	Administration
(a)This Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the action of members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the act of the Committee. All acts and decisions of the Committee with respect to any questions arising in connection with the administration and interpretation of this Plan, including the severability of any or all of the provisions hereof, shall be conclusive, final and binding upon the Employers and all present and former Participants, all other employees of the Employers, and their respective descendants, successors and assigns. No member of the Committee shall be liable for any such act or decision made in good faith.
(b)The Committee shall have complete authority to interpret all provisions of this Plan, to prescribe the form of any instrument evidencing any Award granted under this Plan, to adopt, amend and rescind general and special rules and regulations for its administration (including, without limitation, the Guidelines), and to make all other determinations necessary or advisable for the administration of this Plan. Notwithstanding the foregoing, no such action may be taken by the Committee that would cause any Qualified Performance-Based Awards to be treated as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

6.	Eligibility
Any person who is classified by the Employers as a salaried employee of the Employers generally at a Hay Salary Grade of 26 or above (Company salary grade of 14 or above or a compensation level equivalent thereto), who in the judgment of the Committee occupies a position in which his efforts may significantly contribute to the profits or growth of the Employers, may be eligible to participate in the Plan; provided, however, that (a) directors of the Company who are not classified as salaried employees of the Employers, (b) leased employees (as such term is defined in Code Section 414) and (c) employees covered under separate long-term incentive contractual arrangements shall not be eligible to participate in the Plan. A person who satisfies the requirements of this Section 6 shall become a Participant in the Plan when granted an Award under Section 8(b)(ii).

7.	Accounts and Sub-Accounts
Each Employer shall establish and maintain on its books an Account for each Participant who is or was employed by the Employer which shall reflect the Awards described in Section 8 hereof. Such Account shall also (a) reflect credits for the interest described in Section 10(b) and debits for any distributions therefrom and (b) be divided into the Sub-Accounts specified in Section 8(d).

8.	Granting of Awards/Crediting to Sub-Accounts
The Committee may, from time to time and upon such conditions as it determine, authorize the granting of Awards to Participants for each Award Term, which shall be consistent with, and shall be subject to all of the requirements of, the following provisions:

(a)The Committee shall approve (i) a Target Award to be granted to each Participant and (ii) a formula for determining the amount of each Award for such Award Term, which formula is based upon the Company’s achievement of Performance Objectives, as set forth in the Guidelines; provided, however, that with respect to any Qualified Performance-Based Award, the Committee shall approve the foregoing not later than the 90th day of the applicable Award Term and prior to the completion of 25% of such Award Term. At such time, the Committee shall designate whether the Award is a Qualified Performance-Based Award.
(b)Effective no later than April 30th of the Plan Year following the end of the Award Term, the Committee shall approve (i) a preliminary calculation of the amount of each Award based upon the application of the formula and actual Company performance to the Target Awards previously determined in accordance with Section 8(a) and (ii) a final calculation and approval of the amount of each Award to be granted to each Participant for the Award Term (with the specified Grant Date of such Award being January 1st of the Plan Year following the end of the Award Term). Such approval shall be certified in writing by the Committee before any amount is paid for any Award granted with respect to an Award Term. Notwithstanding the foregoing, (1) the Committee shall have the power to decrease the amount of any Award below the amount determined in accordance with the foregoing provisions and (2) the Committee shall have the power to increase the amount of any Award above the amount determined in accordance with the foregoing provisions and/or adjust the amount thereof in any other manner determined by the Committee, in its sole and absolute discretion. Notwithstanding the foregoing, (A) no such decrease may occur in connection with a Change in Control; (B) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)) and (C) no Award, including any Award equal to the Target Award, shall be payable under the Plan to any Participant except as determined and approved by the Committee.
(c)Calculations of Target Awards for U.S. Participants for an Award Term shall initially be based on a Participant’s Hay Salary Grade as of January 1st of the first year of the Award Term. Calculations of Target Awards for Non-U.S. Participants for an Award Term shall be determined in accordance with the Guidelines in effect for such Award Term. However, such Target Awards may be changed during or after the Award Term under the following circumstances: (i) if a Participant receives a change in Hay Salary Grade, salary midpoint and/or long-term incentive compensation target percentage during an Award Term, such change will be reflected in a pro-rata Target Award, (ii) employees hired into or promoted to a position eligible to participate in the Plan (as specified in Section 6 above) during an Award Term will, if designated as a Plan Participant by the Committee, be assigned a pro-rated Target Award based on their length of service during an Award Term and (iii) the Committee may increase or decrease the amount of the Target Award at any time, in its sole and absolute discretion; provided, however, that (1) no such decrease may occur in connection with a Change in Control and (2) no such increase, adjustment or other change may be made that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)). Except as provided in Section 11, in order to be eligible to receive an Award for an Award Term, the Participant must be employed by the Employers and must be a Participant on December 31st of the last year of the Award Term provided that, if a Participant dies, becomes Disabled or Retires during the Award Term and has been actively employed for at least 90 days during such Award Term, the Participant shall be entitled to a pro-rata portion of the

Award for such Award Term, calculated based on actual Company performance for the entire Award Term in accordance with Section 8(b)(ii) above and based on the number of days the Participant was actually employed by the Employers during the Award Term.
(d)After approval by the Committee, each Award shall be credited to the Participant’s Account in accordance with the following rules. The cash value of each Award for each Award Term shall be credited to a separate Sub-Account for each Participant. Such Sub-Accounts shall be classified based on the Grant Date of the particular Award. For example, the cash value of the Awards for the 2016 Award Term with a Grant Date of 1/1/17 shall be credited to the 2017 Sub-Account, the cash value of the Awards for the 2017 Award Term, with a Grant Date of 1/1/18 shall be credited to the 2018 Sub-Account, etc.
(e)Notwithstanding any other provision of the Plan, (i) the maximum cash value of the Awards granted to a Participant under this Plan for any Award Term shall not exceed $5,000,000 (or a lesser amount specified by the Committee in the Guidelines adopted within the first 90 days of such Award Term) and (ii) the maximum cash value of the payment from the Sub-Account for any Participant that holds the Awards for any Award Term (including interest) shall not exceed $7,000,000.
(f)Multiple Awards may be granted to a Participant for an Award Term, subject to the maximum limitations described in paragraph (e).
(g)All determinations under this Section shall be made by the Committee. Each Qualified Performance-Based Award shall be granted and administered to comply with the requirements of Code Section 162(m).

9.	Vesting
Except as otherwise specified by the Committee during the first 90 days of an Award Term in the Guidelines for all or a portion of an Award granted for a particular Award Term, all Awards granted hereunder shall be immediately 100% vested as of the Grant Date.

10.	Payment of Sub-Account Balances/Interest
(a)Payment Dates.
(i)Maturity Date. The Maturity Date of each Sub-Account shall be the third anniversary of the Grant Date of the Award that was credited to such Sub-Account. For example, the Maturity Date of the 2017 Sub-Account (containing Awards for the 2016 Award Term with a Grant Date of 1/1/17) shall be 1/1/20. Subject to the provisions of clause (a)(ii) below, the balance of each Sub-Account shall be paid to the Participant within 90 days of the Maturity Date of such Sub-Account.
(ii)Other Payment Dates. Notwithstanding the foregoing, but subject to the provisions of Section 11 hereof, (1) the payment date of amounts that were credited to a particular Sub-Account while a Participant was a Non-U.S. Participant may be any earlier date determined by the Committee and (2) in the event a Participant dies or becomes Disabled prior to the applicable Maturity Date, (A) the payment date of all amounts credited to the Participant’s Sub-Accounts as of the date of death or Disability shall be within 90 days of the date of such death or Disability and (B) the Award earned for the Award Term in which the date of death or Disability occurs shall be paid during the period from January 1st through April 30th of the Plan Year following the last day of the Award Term.
(b)Interest. The Participant’s Sub-Accounts shall be credited with interest as follows:
(i)Interest Rate for Non-Covered Employees. At the end of each calendar month during a Plan Year, the Sub-Accounts of Participants who are not Covered Employees shall be credited with an amount determined by multiplying the Participant’s Sub-Account balances during such month by 2%. In addition, as of the end of each Plan Year in which the True-Up Interest Rate for such Plan Year exceeds 2%, the Sub-Accounts shall also be credited with an additional amount determined by multiplying the Participant’s Sub-Account balances during each month of such Plan Year by the excess of the True-up Interest Rate over 2%, compounded monthly.
(ii)Interest Rate for Covered Employees. At the end of each calendar month during a Plan Year, the Sub-Accounts of Participants who are Covered Employees shall be credited with an amount determined by multiplying the Participant’s Sub-Account balances during such month by 14%; provided, however, that the Committee shall have the power to decrease such interest to such lower amount determined by the Committee in its sole discretion based on the True-Up Interest Rate for such Plan Year, but no less than 2%. Notwithstanding the foregoing, in the event that, prior to an applicable Maturity Date, a Participant who is a Covered Employee incurs a Termination of Employment (other than on account of death, Disability or Retirement), the interest credited to such Participant’s Sub-Accounts for the portion of the year in which such Termination of Employment occurs shall be capped at 2%.
(iii)Special Interest Rate Rules: The following special interest crediting rules apply regardless of the provisions of clauses (i) and (ii) hereof:

a.	All interest rates stated herein are annual interest rates unless specifically stated otherwise.

b.	No interest shall be credited to a Sub-Account after the Maturity Date of the Sub-Account.

c.	No interest shall be credited to the Sub-Accounts after the last day of the month preceding the payment of such Sub-Account.

d.	Interest in excess of 14% shall not be credited to any Sub-Account.

e.
No interest shall be credited to a particular Sub-Account following a Participant’s first Termination of Employment prior to the Maturity Date for that Sub-Account; except that the Sub-Accounts of Participants who incur a Termination of Employment on account of Retirement shall continue to be credited with interest (in accordance with the rules specified in clauses (i) and (ii)) but at the rate of 2% from the date of Termination of Employment through the last day of the month preceding the payment of such Sub-Account).

f.
In addition, with respect to Participants who incur a Termination of Employment prior to December 31st of a Plan Year, the calculations of the True-Up Interest Rate in clauses (i) and (i) shall only apply to Participants who incur a Termination of Employment on account of death, Disability or Retirement and such calculations shall be made as of the last day of the month coincident with or prior to the Participant’s termination date.

(iv)Changes. The Committee may change (or suspend) the interest rate credited on Accounts hereunder at any time. Notwithstanding the foregoing, no such change may be made in a manner that would cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).

(c)Payment Date, Form of Payment and Amount.
(i)Payment Date and Form. Except as otherwise described in Section 11 hereof, the Participant’s Employer or former Employer shall deliver to the Participant (or, if applicable, his Beneficiary), a check in full payment of each Sub-Account within 90 days of the applicable payment date of such Sub-Account.
(ii)Amount. Each Participant shall be paid the vested balance of each Sub-Account (including interest). Amounts that are payable to the Non-U.S. Participants shall be converted from U.S. dollars to local currency in accordance with the terms of the Guidelines.

11.	Change in Control
(a)The following provisions shall apply notwithstanding any other provision of the Plan to the contrary.
(b)Amount of Award for Year of Change In Control. In the event of a Change in Control during an Award Term, the amount of the Award payable to a Participant who is employed on the date of the Change in Control (or who died, became Disabled or Retired during such Award Term and prior to the Change in Control) for such Award Term shall be equal to 100% of the Participant’s long-term incentive compensation target percent for such Award Term multiplied by a fraction, the numerator of which is the number of days during the Award Term during which the Participant was employed by the Employers prior to the Change in Control and the denominator of which is the number of days in the Award Term.
(c)Time of Payment. In the event of a Change in Control, all amounts credited to the Participant’s Sub-Accounts (including, without limitation, the pro-rata Target Award for the Award Term during which the Change in Control occurred) shall become immediately 100% vested and the payment date of such Sub-Accounts shall be the date that is between two days prior to, or within 30 days after, the date of the Change in Control, as determined by the Committee in its sole and absolute discretion. Notwithstanding anything in the Plan to the contrary, the interest credited to the Participant’s Sub-Accounts under Section 10(b) for the year in which the Change in Control occurs shall be calculated as of the last day of the month prior to the date of the Change in Control. When making such calculation, the True-Up Interest Rate shall be equal to the year-to-date True-Up Interest Rate as of the last day of the month prior to the date of the Change in Control, as determined by the Committee in its sole discretion.

12.	Amendment, Termination and Adjustments
(a)The Committee, in its sole and absolute discretion, may alter or amend this Plan from time to time; provided, however, that no such amendment shall, without the written consent of a Participant, (i) reduce a Participant’s vested Account balance as in effect on the date of the amendment, (ii) reduce the amount of any outstanding vested Award that was previously approved by the Committee but not yet paid as of the date of the amendment, (iii) modify Section 11(b) hereof or (iv) alter the time of payment provisions described in Sections 10 and 11 of the Plan except for any amendments that accelerate the time of payment as permitted under Code Section 409A or are required to bring such provisions into compliance with the requirements of Code Section 409A and, in either case are permitted by Code Section 409A and the regulations issued thereunder.
(b)The Committee, in its sole and absolute discretion, may terminate this Plan (or any portion thereof) at any time; provided that, such termination is permitted under Code Section 409A and, without the written consent of a Participant, no such termination shall (i) reduce a Participant’s vested Account balance as in effect on the date of the termination, (ii) reduce the amount of any outstanding vested Award that was previously approved by the Committee but not yet paid as of the date of the termination or (iii) alter the time of payment provisions described in Sections 10 or 11 of the Plan, except for modifications that accelerate the time of payment or are required to bring such provisions into compliance with the requirements of Code Section 409A and, in either case, are permitted under Code Section 409A.
(c)Notwithstanding the foregoing, upon a complete termination of the Plan, the Committee, in its sole and absolute discretion, shall have the right to change the time of distribution of Participants’ Sub-Accounts under the Plan, including requiring that all such Sub-Accounts be immediately distributed in the form of lump sum cash payments (but only to the extent such change is permitted by Code Section 409A).
(d)No amendment may cause any Qualified Performance-Based Award to be includable as “applicable employee remuneration” of such Participant, as such term is defined in Code Section 162(m) (i.e., to no longer qualify for the exception for “qualified performance-based compensation” under Code Section 162(m)).
(e)Any amendment or termination of the Plan shall be in the form of a written instrument approved and adopted by the Committee. Such amendment or termination shall become effective as of the date specified by the Committee.

13.	General Provisions

(a)No Right of Employment. Neither the adoption or operation of this Plan, nor any document describing or referring to this Plan, or any part thereof, shall confer upon any employee any right to continue in the employ of the Employers, or shall in any way affect the right and power of the Employers to terminate the employment of any employee at any time with or without assigning a reason therefor to the same extent as the Employers might have done if this Plan had not been adopted.
(b)Governing Law. The provisions of this Plan shall be governed by and construed in accordance with the laws of the State of Texas, except when preempted by federal law.

(c)Expenses. Expenses of administering the Plan shall be paid by the Employers, as directed by the Company.
(d)Assignability. No Award granted to a Participant under this Plan and no Account balance of a Participant under this Plan shall be transferable by him for any reason whatsoever or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of the Participant or Beneficiary; provided, however, that upon the death of a Participant, any amounts payable hereunder shall be paid to the Participant’s Beneficiary.
(e)Taxes. There shall be deducted from each payment under the Plan (or from other compensation paid to the Participants from the Employers) the amount of any tax required by any governmental authority to be withheld and paid over to such governmental authority for the account of the person entitled to such payment with respect to any Awards granted or paid hereunder.
(f)Limitation on Rights of Participants; No Trust. No trust has been created by the Employers for the payment of any benefits under this Plan; nor have the Participants been granted any lien on any assets of the Employers to secure payment of such benefits. This Plan represents only an unfunded, unsecured promise to pay by the Employer or former Employer of the Participant, and the Participants and Beneficiaries are merely unsecured creditors of the Participant’s Employer or former Employer.
(g)Payment to Guardian. If a Sub-Account balance is payable to a minor, to a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Sub-Account to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require such proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to the distribution of such Sub-Account. Such distribution shall completely discharge the Employers from all liability with respect to such Sub-Account.
(h)Miscellaneous.
(i)Headings. Headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Plan or any provisions thereof.
(ii)Construction. The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall also include within its meaning the plural, and vice versa.
(iii)Acceleration of Payments. Notwithstanding any provision of the Plan to the contrary, to the extent permitted under Code Section 409A and the Treasury regulations issued thereunder, payments of amounts due hereunder may be accelerated to the extent necessary to (1) comply with federal, state, local or foreign ethics or conflicts of interest laws or agreements or (2) pay the FICA taxes imposed under Code Section 3101, and the income withholding taxes related thereto. Payments may also be accelerated if the Plan (or a portion thereof) fails to satisfy the requirements of Code Section 409A; provided that the amount of such payment may not exceed the amount required to be included as income as a result of the failure to comply with Code Section 409A.

(iv)Delayed Payments due to Solvency Issues. Notwithstanding any provision of the Plan to the contrary, an Employer shall not be required to make any payment hereunder to any Participant or Beneficiary if the making of the payment would jeopardize the ability of the Employer to continue as a going concern; provided that any missed payment is made during the first Plan Year in which the funds of the Employer are sufficient to make the payment without jeopardizing the going concern status of the Employer.
(v)Payments Violating Applicable Law. Notwithstanding any provision of the Plan to the contrary, the payment of all or any portion of the amounts payable hereunder will be deferred to the extent that an Employer reasonably anticipates that the making of such payment would violate Federal securities laws or other applicable law (provided that the making of a payment that would cause income taxes or penalties under the Code shall not be treated as a violation of applicable law). The deferred amount shall become payable at the earliest date at which the Employer reasonably anticipates that making the payment will not cause such violation.

14.	Liability of Employers and Transfers.
(a) The provisions of this Section shall apply notwithstanding any other provision of the Plan to the contrary.
(i)Subject to the provisions of clause (ii) of this Section, the Employers shall each be solely liable for the payment of amounts due hereunder to or on behalf of the Participants who are (or were) its employees.
(ii)Notwithstanding the foregoing, if the benefits that are payable to or on behalf of a Participant are based on the Participant’s employment with more than one Employer, the following provisions shall apply:

1.
Upon a transfer of employment, the Participant's Sub-Accounts shall be transferred from the prior Employer to the new Employer and interest shall continue to be credited to the Sub-Accounts following the transfer (to the extent otherwise required under the terms of the Plan). Subject to Section 14(a)(ii)(2)(C),the last Employer of the Participant shall be responsible for processing the payment of the entire amount which is allocated to the Participant's Sub Accounts hereunder; and

2.
Notwithstanding the provisions of clause (1), (A) each Employer shall be solely liable for the payment of the amounts credited to a Participant's Account that were earned by the Participant while he was employed by that Employer; (B) each Employer (unless it is insolvent) shall reimburse the last Employer for its allocable share of the Participant's distribution; (C) if any responsible Employer is insolvent at the time of distribution, the last Employer shall not be required to make a distribution to the Participant with respect to amounts that are allocable to service with that Employer (and the insolvent Employer shall be responsible for such payment on the payment date specified in Section 13(h)(iv)); and (D) each Employer shall (to the extent permitted by applicable law) receive an income tax deduction for the Employer's allocable share of the Participant's distribution.

15.	Approval by Stockholders
This Plan will be submitted for approval by the stockholders of NACCO Industries, Inc. on May 9, 2016. If such approval has not been obtained by July 1, 2016, all grants of Target Awards made on or after January 1, 2016 for Award Terms beginning on or after January 1, 2016 will be rescinded.

Appendix 1.    Change in Control.

Change in Control. The term “Change in Control” shall mean the occurrence of any of the events listed in I or II, below; provided that such occurrence meets the requirements of Treasury Regulation Section 1.409A-3(i)(5) (or any successor or replacement thereto) with respect to a Participant:

I. i.
Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders (as defined below), is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then outstanding voting securities of a Related Company (as defined below) entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities by any Person pursuant to an Excluded Business Combination (as defined below); or

ii.
The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of any Related Company or the acquisition of assets of another corporation, or other transaction involving a Related Company (“Business Combination”) excluding, however, such a Business Combination pursuant to which either of the following apply (such a Business Combination, an “Excluded Business Combination”) (A) a Business Combination involving Housewares Holding Co. (or any successor thereto) that relates solely to the business or assets of The Kitchen Collection, Inc. (or any successor thereto) or (B) a Business Combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of any Related Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns any Related Company or all or substantially all of the assets of any Related Company, either directly or through one or more subsidiaries).

II. i. Any “Person” (as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than one or more Permitted Holders, is or becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the then Outstanding Voting Securities of NACCO Industries, Inc. (“NACCO”), other than any direct or indirect acquisition, including but not limited to an acquisition by purchase, distribution or otherwise, of voting securities:

(A) directly from NACCO that is approved by a majority of the Incumbent Directors (as defined below); or

(B) by any Person pursuant to an Excluded NACCO Business Combination (as defined below);

provided, that if at least a majority of the individuals who constitute Incumbent Directors determine in good faith that a Person has become the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the combined voting power of the Outstanding Voting Securities of NACCO inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person is the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of 50% or less of the combined voting power of the Outstanding Voting Securities of NACCO, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

ii.	a majority of the Board of Directors of NACCO ceases to be comprised of Incumbent Directors; or

iii.
the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of NACCO or the acquisition of assets of another corporation, or other transaction involving NACCO (“NACCO Business Combination”) excluding, however, such a Business Combination pursuant to which both of the following apply (such a Business Combination, an “Excluded NACCO Business Combination”):

(A) the individuals and entities who beneficially owned, directly or indirectly, NACCO immediately prior to such NACCO Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity resulting from such NACCO Business Combination (including, without limitation, an entity that as a result of such transaction owns NACCO or all or substantially all of the assets of NACCO, either directly or through one or more subsidiaries); and

(B) at the time of the execution of the initial agreement, or of the action of the Board of Directors of NACCO, providing for such NACCO Business Combination, at least a majority of the members of the Board of Directors of NACCO were Incumbent Directors.

III. Definitions. The following terms as used herein shall be defined as follow:

1. “Incumbent Directors” means the individuals who, as of December 31, 2015, are Directors of NACCO and any individual becoming a Director subsequent to such date whose election, nomination for election by NACCO’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of NACCO in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board of Directors of NACCO occurs as a result of an actual or threatened election contest (as described in Rule 14a‑12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of NACCO.

2. “Permitted Holders” shall mean, collectively, (i) the parties to the Amended and Restated Stockholders’ Agreement dated September 28, 2012, as amended from time to time, by and among the Participating Stockholders (as defined therein), NACCO and other signatories thereto; provided, however, that for purposes of this definition only, the definition of Participating Stockholders contained in the Stockholders’ Agreement shall be such definition in effect of the date of the Change in Control, (ii) any direct or indirect subsidiary of NACCO and (iii) any employee benefit plan (or related trust) sponsored or maintained by NACCO or any direct or indirect subsidiary of NACCO.

3. “Related Company” means The North American Coal Corporation and its successors (“NA Coal”), any direct or indirect subsidiary of NA Coal and any entity that directly or indirectly controls NA Coal.